UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): February 7, 2024

SHARPLINK GAMING LTD.

(formerly Mer Telemanagement Solutions Ltd.)

(Exact name of registrant as specified in charter)

Israel	7999	98-1657258
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55402

(Address of Principal Executive Offices) (Zip Code)

612-293-0619

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	SBET	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

As previously disclosed, on May 23, 2023, the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) had notified SharpLink Gaming Ltd. (“SharpLink” or the “Company”) that it did not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Nasdaq Listing Rule 5550(b)(1) (the “Rule”); however, on August 9, 2023, the Staff granted the Company’s request for an extension until November 20, 2023 to comply with this requirement. On November 21, 2023, the Company received a delist determination letter from the Staff advising the Company that the Staff had determined that SharpLink did not meet the terms of the extension. Specifically, the Company did not complete its proposed transactions and was unable to file a Current Report Form 8-K on or before the November 20, 2023 deadline previously required by the Staff, evidencing compliance with the Rule.

As reported on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 12, 2023, SharpLink submitted a hearing request with the Nasdaq Hearings Panel (the “Panel”) on November 28, 2023, relating to the Staff’s determination to delist the Company’s securities from Nasdaq due to the Company’s failure to meet the minimum $2.5 million shareholders’ equity requirement for continued listing as defined by the Rule. On November 28, 2023, the Company was notified by Nasdaq that an oral hearing (the “Hearing”) had been scheduled for February 20, 2024; and, the delisting action referenced in the Staff’s determination letter, dated November 21, 2023, had been stayed, pending a final determination by the Panel.

On January 25, 2024, SharpLink filed a Current Report on Form 8-K with the SEC, disclosing details of the sale of its SportsHub/fantasy sports and free to play sports game development business units to RSports Interactive, Inc. for $22.5 million in an all-cash transaction (the “Equity Sale”). The Company further disclosed that it used a portion of the proceeds from the Equity Sale to retire approximately $19.4 million, in aggregate, in outstanding debt obligations, thereby significantly strengthening its balance sheet. As a result of the Equity Sale, the Company’s total stockholders’ equity now exceeds $2.5 million as of the date of the above referenced Form 8-K filing. As a result of the Equity Sale, the Company believes that it has regained compliance with all applicable continued listing requirements and has requested that the Staff determine whether the Hearing should be cancelled.

On February 7, 2024, SharpLink received formal notification from Nasdaq that the Company’s previously announced deficiency under the Rule has been cured, and the Company has regained compliance with all applicable continued listing standards. Therefore, the Hearing before the Nasdaq Hearings Panel, originally scheduled for February 20, 2024, has been cancelled. SharpLink’s ordinary shares continue to be listed and traded on Nasdaq.

The Company issued a press release announcing the foregoing, which press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release titled “SharpLink Gaming Regains Full Compliance with Nasdaq Continued Listing Standards,” dated February 8, 2024

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPLINK GAMING LTD.

	By:	/s/ Rob Phythian
	Name:	Rob Phythian
	Title:	Chief Executive Officer
Dated: February 8, 2024